Exhibit 23.01

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (No. 333-152337) on Form S-3ASR of Macrovision Solutions Corporation, and

(2)	Registration Statements (Nos. 333- 150626 and 333-152485) on Form S-8 of Macrovision Solutions Corporation;

of our reports dated February 23, 2009, with respect to the consolidated financial statements of Macrovision Solutions Corporation and the effectiveness of internal control over financial reporting of Macrovision Solutions Corporation, included in this Form 10-K of Macrovision Solutions Corporation for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Los Angeles, California

February 26, 2009